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(SUNAMERICA(R) LOGO)   Mailing Address:            Overnight Address:
                       Annuity Service Center      Annuity Service Center
                       P.O. Box 54299              21650 Oxnard Street
www.sunamerica.com     Los Angeles, CA 90054-0299  Woodland Hills, CA 91367-4901
(800) 445-7862

EXTENDED LEGACY PROGRAM GUIDE

WHAT IS THE EXTENDED LEGACY PROGRAM?

The Extended Legacy Program is a death claim settlement program that provides claimants of SunAmerica variable annuities the opportunity to defer the distribution of claim proceeds while retaining full discretionary access to them.

EXTENDED LEGACY PROGRAM

There are two options for this program.

OPTION 1 This option enables the claimant to defer taking a full distribution until December 31st of the year containing the fifth anniversary of the deceased's death. Any amounts remaining in the account as of that date will automatically be distributed to the claimant. The claimant may take discretionary distributions of up to 100% of the current value of the death claim proceeds at any time during the five year period.

OPTION 2 This option enables the claimant to receive annual required minimum distributions, generally over the claimant's life expectancy, beginning no later than December 31st of the year following the year of the deceased's death. The claimant may take discretionary distributions of up to 100% of the current value of the death claim proceeds at any time.

Both options have tax implications that should be considered before making a decision. We recommend that you discuss your situation with a tax professional.

PROGRAM AVAILABILITY

The Extended Legacy Program is available to claimants of products listed on page
2. One or both options referenced above may not be available to certain claimants. Please review the Variable Annuity Death Claim form (SA2200POS, F2200POS in NY) for additional information. Contact our Annuity Service Center at (800) 445-7862 for information regarding availability.

HOW DO I USE THIS GUIDE?

If you elect the Extended Legacy Program, the applicable fees, features and investment options available to you may differ from the fees, features and investment options available to the original deceased Owner.

To review the APPLICABLE FEES, FEATURES AND INVESTMENT OPTIONS available to you:

     1. IDENTIFY THE PRODUCT TO WHICH YOU ARE A CLAIMANT. The product name can be found in the upper-right corner of the deceased's last quarterly statement. If this same product name is in the list of products on page 2 of this guide, you are eligible for the Extended Legacy Program. If this product name is not in this list, this program is not available to you. Contact our Annuity Service Center if you need assistance.

     2. REVIEW THE VARIABLE PORTFOLIO INVESTMENT OPTIONS AVAILABLE TO YOU. Refer to the product prospectus you received with this Guide that lists the investment options available to you. Additional information regarding the investment options can be found in the fund prospectus available at www.sunamerica.com or through our Annuity Service Center. You will be mailed a copy of the fund prospectus for the available investment options if you elect the Extended Legacy Program.

     3. WRITE YOUR INVESTMENT ALLOCATION INSTRUCTIONS ON THE DEATH CLAIM FORM. Indicate your investment allocation instructions on page 10, Section I, of the Variable Annuity Death Claim form.

     4. REVIEW THE PRODUCT PROSPECTUS DISCLOSURE. The product prospectus you received with this Guide includes important information about the administrative features available to you. Please review the sections of the prospectus related to Investment Options, Transfers, Dollar Cost Averaging, Systematic Withdrawal, Automatic Asset Rebalancing Program, Extended Legacy Program, Separate Account Expenses, Taxes and Other Information.

Variable annuities issued by SunAmerica Annuity and Life Assurance Company or, in New York, by First SunAmerica Life Insurance Company, New York, NY.

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EXTENDED LEGACY PROGRAM GUIDE                              EXTLEGGEN Page 2 of 2


FEES ASSOCIATED WITH THE EXTENDED LEGACY PROGRAM

                                                                                          SEPARATE     CONTRACT
                                                                                          ACCOUNT    MAINTENANCE
PRODUCT ISSUED TO DECEASED                                                               CHARGE(1)      FEE(2)
--------------------------                                                               ---------   -----------
For all of the following products listed below, refer to the product prospectus sent to you with this Guide for a list of available investment options.

American Pathway       Polaris Choice NY              Seasons
Polaris                Polaris Choice II              Seasons Advantage
Polaris NY             Polaris Choice III             Seasons Advisor
Polaris Rewards NY     Polaris Choice III NY          Seasons Advisor II
Polaris II             Polaris Platinum               Seasons Advisor III
Polaris II NY          Polaris Platinum Rewards       Seasons Elite
Polaris II Rewards     Polaris Platinum II            Seasons Preferred Solution           1.15%           $35
Polaris II Rewards NY  Polaris Platinum II Rewards    Seasons Select
Polaris Advantage      Polaris Platinum III           Seasons Select II
Polaris Advantage NY   Polaris Platinum III NY        Seasons Select II Rewards
Polaris Advisor        Polaris Preferred Solution     Seasons Triple Elite
Polaris Advisor III    Polaris Preferred Solution NY  WM Diversified Strategies
Polaris America        Polaris Protector              WM Diversified Strategies III
Polaris Choice         Polaris Protector Rewards      WM Diversified Strategies III NY
                                                      FSA Advisor

(1) The Separate Account Charge is deducted from the average daily ending net asset value allocated to the Variable Portfolios. For more information, please see the product prospectus.

(2) A $30 contract maintenance fee applies to certain contracts originally issued in New Mexico, New York and/or North Dakota. The contract maintenance fee will be waived if your account value exceeds $50,000 on each anniversary following your election of the Extended Legacy program.